UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 6, 2016

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2361 McGaw Avenue

Irvine, California 92614

(Address of Principal Executive Offices)

(949) 769-3200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Real Property Purchase Contract

On January 6, 2016, Pro-Dex Sunfish Lake, LLC (“PDSL”), a wholly owned subsidiary of Pro-Dex, Inc., entered into a Receipt for Earnest Money Deposit and Real Estate Purchase Contract, as modified by an Addendum to Real Estate Purchase Contract (collectively, the “Purchase Contract”), with MO Real Estate, LLC, a Minnesota limited liability company (“MO” or “Purchaser”), providing for a purchase price of $1,653,000 for PDSL’s sale to Purchaser of approximately 2.2 acres of land and an approximately 30,000 square foot building thereon located in the City of Ramsey, County of Anoka, State of Minnesota owned by PDSL. The Purchase Contract provides the Purchaser up to 45 days to perform its due diligence and waive the contingencies outlined in the Purchase Contract, including, but not limited to, marketable title, inspections (including an environmental inspection) and regulatory approvals, as well as the Purchaser’s ability to obtain financing at terms satisfactory to the Purchaser. Closing of the transaction shall occur within 30 days of waiver of the Purchaser’s due diligence. In addition to legal fees and other transaction costs, PDSL is obligated to pay broker commissions of $99,180 (6% of the purchase price) at closing.

A copy of the Purchase Contract is attached as an exhibit to this report, and the above description is qualified by reference to the complete text of the agreement.

Item 9.01      Financial Statements and Exhibits.

(c)  Exhibits

Exhibit Number	Description
10.1	Receipt for Earnest Money Deposit and Real Estate Purchase Contract, including Addendum to Real Estate Purchase Contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2016

Pro-Dex, Inc.

By:	/s/ Alisha K. Charlton
Alisha K. Charlton
Chief Financial Officer